PARTIAL SETTLEMENT AGREEMENT AND RELEASE

     THIS AGREEMENT is dated as of October 2, 2008 and is made by and between TUXEDO HOLDINGS, LTD.(“Tuxedo”), ICE CAP HOLDINGS, LTD. (“Ice Cap”), OUTBOARD INVESTMENTS, LTD., (“Outboard”) and GEMINI EXPLORATIONS, INC. (“Gemini”).

     WHEREAS On or about February 28, 2007, Gemini entered into a Services Agreement for the provision of geological exploration services with Minera Primecup Geological Services, S.A. for the sum of Two Hundred and Fifty Thousand Dollars ($250,000.00) .

     WHEREAS On or about August 6, 2008 Minera Primecup Geological Services, S.A. entered into an Assignment of Debt with Tuxedo Holdings, Ltd. to assign all rights of the debt for services for good and valuable consideration. WHEREAS, on or about August 7, 2008 Tuxedo, Ice Cap and Outboard filed an action against Gemini entitled Outboard Investments, Ltd., Ice Cap Holdings, Ltd. And Tuxedo Holdings, Ltd. vs. Gemini Explorations, Inc., Case No: 2008 CA 012367 NC, (the “Action”) in the Circuit Court of the Twelfth Judicial Circuit, Sarasota County, Florida (the “Court”), whereby Tuxedo, Ice Cap and Outboard asserted claims against Gemini alleging Gemini failed to pay Tuxedo, Ice Cap and Outboard according to the terms set forth in the Service Agreement, the amount due and owing under the Debenture in the amount of Two Hundred and Fifty Thousand ($250,000.00) in principal plus interest (hereinafter, the “Claims”); WHEREAS On or about August 7, 2008 there was a Court approved Settlement Agreement reducing the principal balance owed by settling a partial amount of Forty Five Thousand Dollars ($45,000.00) leaving a balance due and owing of Two Hundred and Five Thousand Dollars ($205,000.00) .

     WHEREAS On or about August 20, 2008 there was a Court approved Settlement Agreement reducing the principal balance owed by settling a partial amount of Thirty Thousand Dollars ($30,000.00) leaving a balance due and owing of One Hundred and Seventy Five Thousand Dollars ($175,000.00) .

     WHEREAS On or about September 18, 2008 there was a Court approved Settlement Agreement reducing the principal balance owed by settling a partial amount of Twenty

Thousand Dollars ($20,000.00) leaving a balance due and owing of One Hundred and Fifty Five Thousand Dollars ($155,000.00) .

     WHEREAS On or about October 2, 2008, Tuxedo Holdings, Ltd. entered into an agreement with Outboard Investments, LTD. to assign Five Thousand dollars ($5,000.00) of the debt to Outboard Investments, LTD. for good and valuable consideration.

     WHEREAS On or about October 2, 2008, Tuxedo Holdings, Ltd. entered into an agreement with Ice Cap Holdings, Ltd. to assign Five Thousand dollars ($5,000.00) of the debt to Ice Cap Holdings, Ltd. for good and valuable consideration.

     WHEREAS, Gemini, in its Answer, denied any and all wrongdoing and asserted affirmative defenses;

     WHEREAS, Gemini denied that it is liable for the amount sought in the Action, but acknowledges that they do not have sufficient cash to satisfy the claims made in the Action or to defend the Action and Gemini seeks to resolve this Action and agrees to pay Tuxedo, Ice Cap and Outboard on the Service Agreement;

     WHEREAS, Gemini currently only has the means to satisfy payment of Tuxedo, Ice Cap and Outboard’s bona fide claims through the issuance of authorized shares to Tuxedo, Ice Cap and Outboard pursuant to Section 3(a)(10) of the Securities Act of 1933 (hereinafter the “Act”);

     WHEREAS, Gemini and Tuxedo, Ice Cap and Outboard desire to partially resolve, settle, and compromise Tuxedo, Ice Cap and Outboard’s bona fide claims that it has asserted against Gemini, which arise out of or relate to the Service Agreement, in the amount of One Hundred and Fifty Five Thousand Dollars ($155,000.00) due and owing (hereinafter the “Compromised Amount”); With this background incorporated herein, the parties hereby agree to the following settlement:

TERMS OF SETTLEMENT

     1. CLAIMS. Tuxedo, Ice Cap and Outboard agree to partially resolve its bona fide claim with Gemini for the agreed upon sum of Fifteen Thousand Dollars ($15,000.00) which amount shall be deducted from the balance due and owing under the Service Agreement which is One Hundred and Fifty Five Thousand Dollars ($155,000.00) .

     2. SETTLEMENT SHARES. As soon as practicable following entry of an order by the Court in accordance with Paragraph 4 herein, Gemini shall issue and deliver to Tuxedo, Ice Cap and Outboard shares of Gemini’s common stock, par value $0.01 per share, (“Common Stock”) sufficient to satisfy the Compromised Amount through the issuance of freely trading securities issued pursuant to Section 3(a)(10) of the Act. The parties agree that the total amount of Common Stock to be delivered by Gemini to satisfy the Compromised Amount shall be Six Million Five Hundred (6,500,000) freely trading shares of Common Stock to Tuxedo, Six Million Five Hundred (6,500,000) freely trading shares of Common Stock to Outboard and Six Million Five Hundred (6,500,000) freely trading shares of Common Stock to Ice Cap (the “Settlement Shares”).

     3. PAYMENT IN FULL. Tuxedo, Ice Cap, Outboard, and Gemini agree that delivery of the freely trading Settlement Shares pursuant to the conditions set forth herein shall satisfy Gemini’s obligation to the extent stated above regarding the Debenture.

     4. FAIRNESS HEARING. Upon execution hereof, Tuxedo, Ice Cap, Outboard and Gemini agree, pursuant to 15 U.S.C. §77(a)(10), to immediately submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, for the issuance of an exemption from registration of the Settlement Shares and an Order approving the Agreement. Gemini aver it is a “reporting issuer” that files reports with the SEC under Section 13 of the Securities and Exchange Act of 1934 (the “Exchange Act”); Gemini aver it is NOT current in all its filing required under the Exchange Act; and Tuxedo, Ice Cap and Outboard avers that although there is not adequate public information and they are aware that Gemini is not current in it filings he acknowledges this fact and waives the right of access to this information. In connection with such a fairness hearing, Gemini, the issuer of the securities, and Tuxedo, Ice Cap and Outboard, the proposed parties to whom the securities are to be issued, agree that the value of the Settlement Shares utilized to satisfy the Claims is fair and reasonable. This Agreement shall become binding upon the parties only upon entry of an order by the

Court substantially in the form of annexed hereto as Exhibit A (the “Order”).

     5. NECESSARY ACTION. At all times after the execution of this Agreement and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to complete or perfect the transaction contemplated hereby.

     6. CONFIDENTIALITY AGREEMENT. At all times prior to execution of this Agreement, the parties hereto agree to not disclose to any other person any of the terms of said Agreement.

     7. RELEASES. Upon delivery of the Settlement Shares to Tuxedo, Ice Cap and Outboard and in consideration of the terms and conditions of this Agreement, and except for the obligations and representations arising or made hereunder or a breach hereof, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholder, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigned (the “Released Parties”), of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Claims. Nothing herein shall be deemed to negate or affect Tuxedo, Ice Cap and Outboard’s right and title to any securities heretofore issued to it by Gemini.

     8. CONTINUING JURISDICTION: Simultaneously with the execution of this Agreement, the attorneys representing the parties hereto will execute a stipulation of dismissal substantially in the form annexed hereto as Exhibit B (the “Stipulation of Dismissal”), which shall be held by Tuxedo, Ice Cap and Outboard’s counsel and filed with the Court after Gemini’s delivery of the Settlement Shares in accordance with paragraph 2 herein. In order to enable the Court to grant specific enforcement and other equitable relief in connection with this Agreement, (a) the parties consent to the jurisdiction of the Court for purposes of enforcing this Agreement and (b) each party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.

     9. CONTINUING OBLIGATION Both parties agree to use their best efforts to cooperate with the Court to cause the Order to be timely entered and agree that delays caused due to Court calendars shall not constitute a valid reason to void this Agreement.

     10. INFORMATION. Tuxedo, Ice Cap, Outboard and Gemini each represent that prior to the execution of this Agreement, they have had the advice of counsel, namely, Robert E. Turffs, Esquire of Robert E. Turffs, P.A. for Tuxedo, Ice Cap and Outboard and Michael J. Raterink, Esquire of Michael J. Raterink, P.A. for Gemini, they fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement.

     11. OWNERSHIP AND AUTHORITY. Tuxedo, Ice Cap, Outboard and Gemini represent and warrant that they have not sold, assigned transferred, conveyed or otherwise disposed of any or all of any claim, demand, right or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is a binding obligation of each, enforceable in accordance with its terms.

     12. BINDING NATURE. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.

     13. AUTHORITY TO BIND. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transaction provided in this agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by independent counsel of its choice with the negotiation and execution of this Agreement and that counsel has reviewed this Agreement.

     14. SIGNATURES. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. Facsimile signatures shall be deemed valid and binding for all purposes.

     15. CHOICE OF LAW, ETC. Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be fully performed in that State and without regard to principles of conflicts of law thereof. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in the Circuit Court of the Twelfth Judicial Circuit sitting in the State of Florida, County of Sarasota.

     16. INCONSISTENCY. In the event of any

inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

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OUTBOARD INVESTMENTS, INC.

By:

Its:	Chief Executive Officer

TUXEDO HOLDINGS, LTD.

By:

Its:	Chief Executive Officer

ICE CAP HOLDINGS, LTD.

By:

Its:	Chief Executive Officer

AND

GEMINI EXPLORATIONS, INC.

By:

Michael Hill
Its:	Chief Executive Officer